UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☑Definitive Proxy Statement.
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☐Soliciting Material under §240.14a-12.

TECHPRECISION CORPORATION

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TECHPRECISION CORPORATION

November 19, 2012

Dear Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of TechPrecision Corporation. The meeting will be held on December 5, 2012 at 10:00 a.m. Eastern Time at the offices of Pepper Hamilton LLP, located at the New York Times Building, 37th Floor, 620 Eighth Avenue, New York, New York 10018-1405.  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form, and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to 3477 Corporate Parkway, Suite 140, Center Valley, PA 18034, Attention: Richard Fitzgerald, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership, or a bank or brokerage firm account statement).  The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on December 5th.

Sincerely,

James S. Molinaro
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 5, 2012
10:00 a.m. Eastern Time
The offices of Pepper Hamilton LLP,
The New York Times Building, 37th Floor,
620 Eighth Avenue, New York, New York 10018-1405

   November 19, 2012

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of TechPrecision Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect six directors: Philip A. Dur, Michael R. Holly, James S. Molinaro, Robert G. Isaman, Andrew A. Levy and Leonard M. Anthony;

2.	Consider and ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013;

3.
Approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of the Annual Meeting of Stockholders, the implementation and timing of which shall be subject to the discretion of our board of directors; and

4.	Transact any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of our board of directors, Richard F. Fitzgerald, Chief Financial Officer

You will not be admitted to the Annual Meeting of Stockholders without proper identification (such as a driver’s license or passport) and either proof of your ownership of our common stock or proof that you hold a valid proxy from a stockholder who held our common stock as of the record date of the Annual Meeting of Stockholders.

Registration will begin at 9:15 a.m. Eastern Time.  Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting of Stockholders.  If your shares (or the shares of the stockholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting of Stockholders in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of our common stock (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy).

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

PROXY STATEMENT

This Proxy Statement, the accompanying proxy card and our Annual Report to Stockholders for our fiscal year ending March 31, 2012 (“fiscal 2012”)  are being mailed, beginning on or about November 19, 2012, to owners of shares of common stock, $0.0001 par value per share (“Common Stock”) of TechPrecision Corporation (referred to as “we,” “us,” “our,” or the “Company”) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 5, 2012.

The proxy statement and the annual report to stockholders are available at
http://www.techprecision.com/reports_and_proxy.html

Table of Contents

		Pg.

I.	Information About Voting	1
	Solicitation of Proxies	1
	Agenda Items	1
	Who Can Vote	1
	How to Vote	1
	Use of Proxies	2
	Broker Non-Votes	2
	Revoking a Proxy or Changing Your Vote	2
	Quorum Requirement	3
	Vote Required for Action	3
II.	Proposal One – Election of Directors	4
III.	Corporate Governance	5
IV.	Information About the Board of Directors	8
	Meetings	8
	Independence	8
	Board Structure and Role in Risk Oversight	8
	Director Nomination Process	8
	Stockholder Communications	9
	Committees	9
	Audit Committee	9
	Compensation Committee	10
	Compensation Committee Interlocks	10
	Board of Directors Compensation	11
	Fees for Employee Directors	11
	Fee and Equity Awards for Non-Employee Directors	11
	Non-Employee Director Compensation Table	11
V.	Security Ownership of TechPrecision	12
	Security Ownership of Certain Beneficial Owners and Management	12
VI.	Executive Compensation	14
	Summary Compensation Table	14
	Outstanding Equity Awards at Fiscal Year-End Table	15
	Employment and Executive Consulting Agreements	15
	2006 Long-Term Incentive Plan	18
	Compensation Policies and Practices and Risk Management	18
VII.	Related Party Transactions	19
	Certain Relationships and Related Transactions	19
VIII.	Proposal Two - Ratification of the Selection of KPMG LLP as our Independent Registered Public Accounting Firm for the Fiscal year Ending March 31, 2013	20
IX.	Audit Committee Report	21
	Audit Fees	22
	Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	22
X.	Proposal Three – Reverse Stock Split	23
	Purposes of the Reverse Stock Split	24
	Potential Risks of the Reverse Stock Split	24
	Effective Date	25
	Principal Effects of the Reverse Stock Split	25
	Accounting Consequences	27
	No Appraisal Rights	28
	No Going Private Transaction	28
	Interests of Certain Persons in the Proposal	28
	Federal Income Tax Consequences of the Reverse Stock Split	28

i

XI.	Other Matters	31
	Section 16(a) Beneficial Ownership Reporting Compliance	31
	Stockholder Proposals for the 2013 Annual Meeting	31
	Expenses Relating to this Proxy Solicitation	31
	Appendix A	A-1

ii

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our board of directors is soliciting proxies for use at the Annual Meeting on December 5, 2012 at 10:00 a.m. Eastern Time at the offices of Pepper Hamilton LLP, located at the New York Times Building, 37th Floor, 620 Eighth Avenue, New York, New York 10018-1405 and any adjournments of that meeting.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect six directors: Philip A. Dur, Michael R. Holly, James S. Molinaro, Robert G. Isaman, Andrew A. Levy and Leonard M Anthony;

2.	Consider and ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 (“fiscal 2013”);

3.
Approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of the Annual Meeting, the implementation and timing of which shall be subject to the discretion of our board of directors; and

4.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of Common Stock on the record date.  The record date is the close of business on November 16, 2012.  You will have one vote for each share of Common Stock.  As of November 16, 2012, there were 18,904,570 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Stockholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•
Voting By Mail.  If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•
In Person.  If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting.  You can then come to the Annual Meeting and cast your vote in person;

•
Voting By Mail.  If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Voting By Telephone or Internet.  If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we will vote shares represented by signed and returned proxies FOR all of the nominees for director; FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and FOR the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of the Annual Meeting, the implementation and timing of which shall be subject to the discretion of our board of directors.  We do not now know of any other matters to come before the Annual Meeting.  If they do, proxy holders will vote shares represented by proxies according to their best judgment.

Broker Non-Votes

A broker non-vote occurs when banks, brokerage firms or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable rules. Banks or brokerage firms have this discretionary authority with respect to the ratification of the independent registered public accountants (proposal no. 2), but do not have such discretionary authority with respect to the election of directors (proposal no. 1) or the approval of the reverse stock split (proposal no. 3). If you are the beneficial owner of shares of our Common Stock that are held of record by a bank, brokerage firm or other nominee and do not provide such holder with voting instructions on matters with respect to which it does not have discretionary authority, there will be a broker non-vote with respect to your shares on each such matter.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Stockholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to our corporate secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

TechPrecision Corporation
3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
Attention:  Corporate Secretary

or

•
Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You also must vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Attending the Annual Meeting and voting in person.  Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee.  You also must vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions.  In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting.  A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy.  Votes withheld and broker non-votes will be considered to be represented for purposes of determining a quorum.

Vote Required for Action

A plurality of the votes cast is required for the election of the directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.  This means that the six director nominees with the most votes will be elected. Only votes “for” or “withheld” affect the outcome.

Approval of the amendment to our Certificate of Incorporation to effect a reverse stock split will require the affirmative vote of a majority of our outstanding common stock. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 will require the affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, assuming a quorum is present. Abstentions and broker non-votes will not be counted as votes for or against this proposal and will have no effect on the outcome of the vote.

II. PROPOSAL ONE – ELECTION OF DIRECTORS

Our board of directors currently consists of six directors, each of whose terms will expire at this Annual Meeting. Our six nominees for director this year are Philip A. Dur, Michael R. Holly, James S. Molinaro, Robert G. Isaman, Andrew A. Levy and Leonard M. Anthony.  All of our nominees, except for Robert G. Isaman, are incumbents who were previously elected by our stockholders at our 2011 Annual Meeting of Stockholders. Information about the nominees is provided below.

Louis A. Winowski, who is a current member of our board of directors, is not seeking re-election. Accordingly, his term will expire effective at the end of the Annual Meeting.  Mr. Isaman was selected as a nominee by our board of directors after an extensive candidate identification and evaluation process which included candidates identified by our stockholders as well as by a professional search firm.  More information regarding the process undertaken by our board of directors is set forth below under the heading “Information About Our Board of Directors – Director Nomination Process.”

Unless otherwise instructed, proxy holders will vote the proxies received by them for our six nominees.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by our board of directors to fill the vacancy.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for such additional persons.  We do not expect that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.

Our board of directors recommends a vote “FOR” the election of Philip A. Dur, Michael R. Holly, James S. Molinaro, Robert G. Isaman, Andrew A. Levy and Leonard M. Anthony to our board of directors.

III. CORPORATE GOVERNANCE

Directors/Nominees

Information about the nominees, five of whom currently serve on our board of directors, is provided below:

Philip A. Dur, 68, has been a member of our board of directors since October 2009 and currently serves as the Chairman of our board of directors. Mr. Dur currently serves on the board of directors at Kennametal, Inc. From October 2001 until his retirement in December 2005, Mr. Dur served as Corporate Vice President, Northrop Grumman Corporation and President, Northrop Grumman Ship Systems Sector. Earlier in his private sector career, Mr. Dur held executive leadership positions at Northrop Grumman Electronic Systems, Tenneco Inc. and Tenneco Automotive. Prior to his private sector experience, Mr. Dur served in the United States Navy, attaining the rank of Rear Admiral. Among his assignments were Commander of the SARATOGA Battle Group and Director of the Naval Strategy Division. Mr. Dur holds a Ph.D. in Political Economy and Government and a master’s in Public Administration from Harvard University, as well as master and undergraduate degrees from the University of Notre Dame.

Mr. Dur’s significant management experience from his years of service in the military and private sectors, including his service on other boards of directors, enables him to contribute both to our strategic and industry-related decision-making, as well as to discussions of our management and corporate governance.

Leonard M. Anthony, 58, has been a member of our board of directors since September 2010 and currently serves as chair of the compensation committee of our board of directors (the “Compensation Committee”). Mr. Anthony’s primary professional activity, since September 2008, has been serving on the board of directors for MRC Global Inc. f/k/a McJunkin Red Man Corporation where he chairs the audit committee. Previously, Mr. Anthony served as the President and Chief Executive Officer of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony has more than 25 years of financial and operational management experience. From April 2005 to August 2007, Mr. Anthony was the Executive Vice President and Chief Financial Officer of Dresser-Rand Group Inc., a global supplier of rotating equipment solutions to the oil, gas, petrochemical and processing industries. Mr. Anthony earned a B.S. in Accounting from Pennsylvania State University, an M.B.A. from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School.

Mr. Anthony’s significant executive and board experience within the steel manufacturing industry qualifies him to engage in our assessment of our business and growth opportunities, as well as to provide insight into corporate governance and management best practices among peer companies.

Michael R. Holly, 66, has been a director since March 2006 and currently serves as chair of the audit committee of our board of directors (the “Audit Committee”). Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science in Economics from Mount St. Mary’s University.

Mr. Holly brings to our board of directors an extensive background in private investment and financial expertise, and provides advice and leadership with respect to our financial health and the execution of our growth strategies. As a certified public accountant, Mr. Holly chairs the Audit Committee and serves as a financial expert on the Audit Committee.

Andrew A. Levy, 65, has been a member of our board of directors since March 2009. Since 1978, Mr. Levy has served as CEO of Redstone Capital, a small investment banking firm. Mr. Levy received his bachelor’s degree in Engineering from Yale University, and received his Juris Doctor from Harvard Law School. Mr. Levy is also the manager of WM Realty.

Mr. Levy combines an engineering background that enables him to understand the operational aspects of our business with an investment banking background, which qualifies him to engage in assessments of our financial health and the execution of the our growth strategies.

James S. Molinaro, 50, became a director and our Chief Executive Officer on July 21, 2010. From March 2009 through July 2010, Mr. Molinaro’s primary business focus was co-founding Solvinti, LLC, a global distributor of monocrystalline and multicrystalline solar panels and cells in the United States and Europe. Mr. Molinaro served as the President and Chief Executive Officer of Akrion Systems, a manufacturer of products with applications in the semiconductor and solar cell industries from May 2003 to March 2009. Between October 1999 and April 2003, Mr. Molinaro was the Vice President of Sales, Service and Marketing at Akrion Systems. Mr. Molinaro holds a Bachelors of Science in Mechanical Engineering with a concentration in Robotics from The Pennsylvania State University, and participated in the Executive Development Course at the Wharton School at the University of Pennsylvania.

Mr. Molinaro was chosen to serve on our board of directors because of his extensive leadership experience in many of the industries, including the solar cell industry, in which our largest customer operates. In addition, our board of directors believes that it is helpful to have our Chief Executive Officer serve as a director so that the non-management directors have direct contact with our management.

Robert G. Isaman, 51, is nominated for election as a new independent director.  Mr. Isaman currently serves as Operating Partner at Kohlberg & Company, a leading U.S. private equity fund which acquires middle market companies.  From 2010 to 2012, Mr. Isaman was Chief Executive Officer of Stolle Machinery Company, LLC, a global technology and market leader in the metal/composite container-making equipment industry.  From 2007 to 2009, Mr. Isaman was President at Terex Construction and Roadbuilding, with responsibility for divisions generating $2.7 billion in revenue that design, manufacture, distribute and provide aftermarket services for a wide variety of roadbuilding and construction vehicles and equipment.  Prior to that, Mr. Isaman spent 21 years at United Technologies Corporation, a diversified industrial manufacturer, in a number of positions of increasing responsibility, including serving as Vice President of Marketing and Field Operations of Otis Elevator Company in Hong Kong, S.A.R. from 2001 to 2002 and as President of Otis Elevator (China) Investment, Ltd. in Beijing, China from 2002 to 2005, before rising to the position of President of Fire Safety Americas, UTC Fire & Security in 2006.  Mr. Isaman holds a Bachelors of Science in Marketing from the University of Maryland and an M.B.A. from the George Washington University.

Mr. Isaman brings to our board of directors substantial industry experience combined with a track record of growing businesses, both organically and through acquisitions and joint ventures.  In addition to his strong international experience in business operations and growth, especially in the Asia Pacific region, our board of directors believes that Mr. Isaman would be a valuable asset to our strategic planning and growth process.

Executive Officers

In addition to Mr. Molinaro, who serves as our Chief Executive Officer, we also have the following executive officers.

Richard F. Fitzgerald, 49, became our Chief Financial Officer in March 2009. Prior to joining us as Chief Financial Officer, Mr. Fitzgerald was engaged as a consultant providing tax, corporate development and financial consulting services for a specialty pharmaceutical company and a transportation manufacturing concern between December 2008 and March 2009.  Prior to December 2008, Mr. Fitzgerald served as Vice President and Chief Financial Officer of Nucleonics, Inc., a private venture capital backed biotechnology company. Before becoming CFO of Nucleonics, Mr. Fitzgerald served in a variety of senior financial roles during his tenure there, which extended from 2002 through December 2008. Prior to his employment with Nucleonics, Inc., Mr. Fitzgerald served as Director, Corporate Development of Exelon Corporation and PECO Energy Company from 1997 through 2002. Mr. Fitzgerald began his career with Coopers & Lybrand (now PricewaterhouseCoopers) in Philadelphia, PA. Mr. Fitzgerald is a member of both the American and Pennsylvania Institutes of Certified Public Accountants. He holds a Bachelor of Science in Business Administration from Bucknell University.

Robert Francis, 54, has served as President and General Manager of our wholly-owned subsidiary, Ranor, Inc. (“Ranor”),  since February 2012.  Prior to joining Ranor, Mr. Francis was the Vice President and General Manager, GKN Monitor Aerospace, a division of GKN Aerospace, a provider of highly engineered subsystems and components for the aerospace, defense and space industries, from March 2007 to January 2012. Prior to that, he held operational positions in a variety of organizations primarily specializing in the design and fabrication of composite components, supplying to the aerospace, defense and commercial markets. Mr. Francis has a Master of Science in Business Administration from Boston University and a Bachelor of Science in Engineering from the United States Military Academy at West Point. He served as a Captain in the U.S. Army from 1980-1985.

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

During fiscal 2012, our board of directors held 6 regular and special meetings.  All incumbent directors attended at least 90% of the total number of meetings of our board of directors and all committees of our board of directors on which they served.  While we encourage all members of our board of directors to attend annual meetings of stockholders, there is no formal policy as to their attendance.

Independence

We evaluate the independence of our directors in accordance with the listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), and the regulations promulgated by the Securities and Exchange Commission (“SEC”).  These rules and regulations require that a majority of the members of a company’s board of directors must qualify as “independent,” as affirmatively determined by our board of directors.

After review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively has determined that the following directors are independent directors within the meaning of the Nasdaq listing standards: Philip A. Dur, Michael R. Holly and Leonard M. Anthony.  Our board of directors has also determined that if elected, Robert G. Isaman would qualify as an independent director within the meaning of the Nasdaq listing standards.

Board Structure and Role in Risk Oversight

Our board of directors was led by our former Interim Chief Executive Officer, Louis A. Winoski, from March 2009 through July 2010. During this period, our board of directors operated without a formally designated Chairman. On October 6, 2010, our board of directors designated Philip A. Dur to serve as chairman and he remains the chairman of our board of directors as of the date of this proxy statement.  On November 1, 2012, our board of directors designated Leonard M. Anthony to serve as chairman effective January 1, 2013.  Our board of directors has not adopted any formal policies regarding board leadership and has determined that it should have the flexibility of operating with either a non-executive independent chairman or an executive chairman as appropriate.  While it is currently not the case, if our chief executive officer or another insider serves as chairman of our board of directors in the future, we would anticipate that a lead independent director, elected by the independent directors, would preside over executive sessions of the independent directors.

The Audit Committee takes an active risk oversight role by meeting with our senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that we have in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, our board of directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. The Compensation Committee reviews any risks associated with our compensation practices.

Director Nomination Process

Our board of directors does not have a nominating committee, but rather the entire board of directors participates in the process of identifying and evaluating candidates for our board of directors.

The process followed by our board of directors to identify and evaluate candidates includes requests to members of our existing directors and others (including, where appropriate, professional search firms) for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates.  In considering whether to recommend any candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, our board of directors considers many factors.

Our board of directors does not have a diversity policy; however, its goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to our board of directors’ deliberations by reflecting a range of perspectives, thereby increasing its overall effectiveness.  In identifying and recommending nominees for positions on our board of directors, our board of directors places primary emphasis on the candidate’s personal and professional integrity, experience in corporate management, knowledge of our business and industry, experience as a board member of another publicly held company, diversity of experience in substantive matters pertaining to our business, and practical and mature business judgment.  Our board of directors does not assign specific weights to particular factors and no particular factor is a prerequisite for each nominee.  We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.  In the case of an incumbent director whose term of office is set to expire, our board of directors reviews such director’s overall service to us during the director’s term.  In the case of a new director candidate, our board of directors reviews whether the nominee is “independent,” based on applicable listing standards of Nasdaq and applicable SEC rules and regulations, if necessary.

Stockholders may recommend individuals to our board of directors for consideration as potential director candidates by timely submitting their name, along with the additional information and materials required by our by-laws, to TechPrecision Corporation, 3477 Corporate Parkway, Suite 140, Center Valley, PA 18034, Attention:  Corporate Secretary.  Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.  Please see the section of this Proxy Statement “Stockholder Proposals for the 2013 Annual Meeting” for more information regarding the submission of stockholder nominations and other proposals.

Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, our board of directors will evaluate those candidates by following the same process, and applying the same criteria discussed above.

Stockholder Communications

We have a process by which stockholders may communicate with our board of directors. Stockholders who wish to communicate with our board of directors may do so by sending written communications addressed to the board of directors of TechPrecision Corporation, c/o Corporate Secretary, 3477 Corporate Parkway, Suite 140, Center Valley, PA 18034.  Our corporate secretary will forward all mail received at our corporate office that is addressed to our board of directors or any particular director.

Committees

Our board of directors has two standing committees: the Audit Committee and the Compensation Committee.

Audit Committee

Our board of directors has not adopted a written charter that outlines the duties of the Audit Committee, but intends to develop such a charter. The principal duties of the Audit Committee, among other things, are to:

•	review with management and our independent registered public accounting firm our audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	review with management and our independent registered public accounting firm our quarterly financial statements and related footnotes, including disclosures in the quarterly financial statements;

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps taken to monitor and control such exposures;

•	review our earnings releases prepared by our independent registered public accounting firm;

•	review and discuss quarterly reports from our independent registered public accounting firm regarding all critical accounting policies and practices to be used;

•
obtain from our independent registered public accounting firm their recommendation regarding internal controls and other matters relating to our accounting procedures and the books and records and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed by our independent registered public accounting firm;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between us and related parties.

Members:  Mr. Holly (Chairman), Mr. Anthony and Mr. Dur.  If elected, Mr. Isaman will join the Audit Committee to replace Mr. Dur, who will be stepping down from the Audit Committee.  All three members of the Audit Committee were “independent” as defined by the rules and regulations of Nasdaq and the SEC as of the end of the fiscal year ended March 31, 2012.  Our board of directors has determined that Mr. Holly, who is the chairman of the Audit Committee, is an Audit Committee financial expert.

Number of Meetings in fiscal 2012:  5

Compensation Committee

Our board of directors has not adopted a written charter that outlines the duties of the Compensation Committee, but intends to develop such a charter. The principal duties of the Compensation Committee, among other things, are to:

•
review and recommend to our board of directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of our executive officers, including our chief executive and chief financial officers;

•	review and provide recommendations regarding compensation and bonus levels of other members of senior management;

•	review and recommend to our board of directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof; and

•	review and approve material changes in our compensation programs and employee benefit plans.

Members:  Mr. Dur (Chairman), Mr. Anthony and Mr. Holly.  Mr. Dur was appointed to be chairman of the Compensation Committee on November 1, 2012.  Prior to Mr. Dur’s appointment, Mr. Anthony served as chairman of the Compensation Committee and was chairman of the committee throughout the fiscal year ended March 31, 2012.  All three members of the Compensation Committee are “independent” as defined by the rules and regulations of Nasdaq and the SEC as of the end of the fiscal year ended March 31, 2012.

Number of Meetings in fiscal 2012:  4

Compensation Committee Interlocks

The Compensation Committee has three members: Mr. Dur, Mr. Anthony and Mr. Holly.  To our knowledge, there are no interlocking relationships among members of the Compensation Committee and our executive officers.

Board of Directors Compensation

Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director.

Fees and Equity Awards for Non-Employee Directors

The fee structure for non-employee directors is as follows:

Fee Category	Fees
Quarterly Retainer	$6,000
In-person Meeting Fee (Quarterly)	$2,500
Telephonic Meeting Fee	$500
Audit & Compensation Committee Chairs - Annual Retainer	$8,000
Non-executive Chairman – Annual Retainer	$12,000

In addition, our 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected non-employee director and annual grants of 10,000 options to purchase shares of Common Stock commencing with the third year of service as a director, as described under the heading “Executive Compensation - 2006 Long-Term Incentive Plan.”

Non-Employee Director Compensation Table

The following table sets forth compensation paid to each non-employee director who served during the year ended March 31, 2012.  Mr. Molinaro received no compensation for his service as a director.  Mr. Dur has served as our Chairman of our board of directors since October 2010 while Messrs. Holly and Anthony chair the Audit Committee and Compensation Committees, respectively. Mr. Molinaro’s compensation for his service as our chief executive officer are set forth under the heading “Summary Compensation Table.”

Name	Fees Earned	Option Awards (1)	Total ($)
Leonard M. Anthony	$41,500	$5,480	$46,980
Philip A. Dur	$46,500	$6,147	$52,647
Michael R. Holly	$41,500	$8,397	$49,897
Andrew A. Levy	$34,500	--	$34,500
Louis A. Winoski	$32,000	$8,397	$40,397

(1)
Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718.  As of March 31, 2012, there were a total of 2,415,666 options outstanding under the 2006 Plan, of which 322,500 were issued to members of our board of directors.

V. SECURITY OWNERSHIP OF TECHPRECISION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information as to shares of common stock beneficially owned, as of November 16, 2012, by:

•	each director and nominee for director;
•	each Named Executive Officer (as defined above);
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and officers as a group.

Except as otherwise indicated, each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of November 16, 2012.

Name and Address	Shares	Percentage
Andrew A. Levy 46 Baldwin Farms North Greenwich, CT 06831	1,572,100	8.32%

Howard Weingrow 805 Third Avenue New York, NY 10022 (1)	1,250,000	6.61%

Robert Lifton 805 Third Avenue New York, NY 10022 (2)	1,250,000	6.61%

James G. Reindl 347 E. Hillendale Road Kennett Square, Pennsylvania 19348	1,006,500	5.32%

Stanoff Corporation 805 Third Avenue New York, NY 10022	1,100,000	5.82%

Barron Partners, LP 730 Fifth Avenue New York, NY 10019 (4)	926,324	4.85%

James S. Molinaro (5)	765,000	3.89%
Richard F. Fitzgerald (6)	283,334	1.48%
Michael Holly (7)	162,500	* %
Louis A. Winoski (8)	227,500	1.19%
Stanley A. Youtt (3)	—	* %
Philip A. Dur (9)	50,000	* %
Leonard M. Anthony (10)	60,000	* %
Robert Francis	—	* %
Robert G. Isaman	—	* %
All officers and directors as a group (seven individuals) (11)	3,120,434	15.41%

*	Less than 1%

(1)
Includes (i) 150,000 shares of common stock held by Mr. Weingrow and (ii) 1,100,000 shares of common stock held by Stanoff Corporation, of which Mr. Weingrow is a principal, and deemed beneficially owned by Mr. Weingrow.

(2)
Includes (i) 150,000 shares of commons stock  held by M. Lifton and (ii) 1,100,000 shares of common stock held by Stanoff Corporation, of which Mr. Lifton is a principal, and deemed beneficially owned by Mr. Lifton.

(3)	As of February 8, 2012, Mr. Youtt transitioned from the Chief Executive Officer of our operating subsidiary, Ranor, to the Executive Vice President of Special Projects of Ranor.

(4)
Holdings reflected in this table include 718,926 common shares held by Barron Partners, plus 207,398 shares assumed converted into common from Series A Preferred shares held by Barron Partners for a total holding of 4.9% of the common stock outstanding at November 16, 2012.  Pursuant to the Certificate of Designation, dated February 24, 2006, related to the Preferred Stock, such Preferred Stock cannot be converted into common stock unless and until such conversion would cause the holder of converted shares of Preferred Stock to own no more than 4.9% of our outstanding common stock.  Because Barron Partners is prohibited from converting Series A Preferred Stock once it holds 4.9% of the common stock outstanding, it would not be eligible to convert additional Preferred Stock it holds into common at this time, and therefore such shares are not included in the table above.

(5)
Includes (i) 15,000 shares of common stock and (ii) 750,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Molinaro that may be exercised within 60 days of November 16, 2012.

(6)	Includes 283,334 shares of common stock issuable upon the exercise of stock options granted to Mr. Fitzgerald that may be exercised within 60 days of November 16, 2012.

(7)
Includes (i) 135,000 shares of common stock held by Mr. Holly and (ii) 27,500 shares of common stock issuable upon the exercise of stock options granted to Mr. Holly that may be exercised within 60 days of November 16, 2012.

(8)	Includes 227,500 shares of common stock issuable upon the exercise of stock options granted to Mr. Winoski that may be exercised within 60 days of November 16, 2012.

(9)
Includes (i) 40,000 shares of common stock held by Mr. Dur and (ii) 10,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Dur that may be exercised within 60 days of November 16, 2012.

(10)
Includes (i) 20,000 shares of common stock held Mr. Anthony and (ii) 40,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Anthony that may be exercised within 60 days of November 16, 2012.

(11)	Includes 1,338,334 shares of common stock issuable upon the exercise of stock options granted to our directors and officers.

VI. EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information for the fiscal years indicated relating to the compensation of (i) each person who served as our principal executive officer or principal financial officer during fiscal 2012, (ii) the most highly compensated executive officer other than the principal executive officer and principal financial officer who was serving in such position as of March 31, 2012 and (iii) an individual who would have been included in the tables below but for the fact that he was not an executive officer at March 31, 2012 (collectively, such individuals are our “Named Executive Officers”).

Name and Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)

James Molinaro, Chief Executive Officer	2012 2011	330,000 205,385	82,500 123,750	306,667 65,927	— —	719,167 395,062
Richard Fitzgerald, Chief Financial Officer	2012 2011	245,000 225,000	40,000 76,500	103,197 32,702	4,400 (5) —	392,597 334,202
Robert Francis, President and General Manager – Ranor (3) (6)	2012 2011	33,542 —	— —	— —	$2,500 —	33,542 —
Stanley A. Youtt, Former Chief Executive Officer – Ranor (4)	2012 2011	220,000 220,000	— 74,800	— —	— —	220,000 294,800

(1)	Bonus payments for each of Messrs. Molinaro, Fitzgerald and Youtt were determined by our board of directors in its discretion and paid in June, 2012.

(2)
These amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718.  Key assumptions in calculating these amounts are outlined in Note 13 to our March 31, 2012 financial statements included in our previously filed Annual Report on Form 10-K for the fiscal year end March 31, 2012.

(3)
Mr. Francis became the President and General Manager of Ranor effective February 8, 2012.  His employment agreement provides for an initial base salary of $230,000, which may be adjusted at the discretion of the Compensation Committee.

(4)	Mr. Youtt served as chief executive officer of Ranor until February 8, 2012.

(5)	Mr. Fitzgerald received an automobile allowance of $400 per month from May 1, 2011 through March 31, 2012.

(6)	Mr. Francis received a relocation allowance of $1,250 per month from February 8, 2012 through March 31, 2012.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
James Molinaro (1)	333,333	666,667	$0.70	Aug. 4, 2020
	--	250,000	$1.96	April 18, 2021

Richard Fitzgerald(1)(2)	150,000	--	$0.49	Mar. 22, 2019
	50,000	100,000	$0.70	Aug. 4, 2020
	--	100,000	$1.96	April 18, 2021

Robert Francis	--	--	--

Stanley Youtt	--	--	--

(1)	Options granted to Mr. Molinaro and Mr. Fitzgerald on August 4, 2010 and April 19, 2011 vest in three equal installments beginning on the first anniversary date of the option grant.

(2)	Options granted to Mr. Fitzgerald on March 23, 2009, vest in three equal installments beginning on the first anniversary date of the option grant.

Employment and Executive Consulting Agreements

At March 31, 2012, we had employment agreements with each of our Named Executive Officers.

James S. Molinaro Employment Agreement

Mr. Molinaro’s service as our Chief Executive Officer began on July 21, 2010 and is governed by the terms of an offer letter executed by Mr. Molinaro and us dated July 15, 2010 (the “Offer Letter”).  Pursuant to the Offer Letter, Mr. Molinaro will receive an annual base salary of $300,000 (subject to adjustment by our board of directors from time to time) and will be eligible to receive an annual performance bonus of up to 50% of his then-current base salary.  In addition, on August 4, 2010, we granted to Mr. Molinaro an option to purchase 1,000,000 shares of Common Stock under the 2006 Plan (the “Option Grant”), with an exercise price of $0.70, the closing price per share of Common Stock on the date of grant.  The Option Grant will vest in substantially equal annual installments on each of the first three anniversaries of the date of grant, and will expire on August 4, 2020.

The Offer Letter also provides for certain severance payments to Mr. Molinaro in the event of his termination.  If Mr. Molinaro is terminated other than for “cause”, or because of his death or disability (or if Mr. Molinaro resigns for “good reason”), he will be entitled to receive 12 months of continued payment of his then-current annual base salary as well as reimbursement for payments for continued health benefits under our health plans for twelve months.  If Mr. Molinaro’s employment is terminated under such circumstances, and such termination occurs between the date we enter into a letter of intent pursuant to which it would consummate a change of control and the date that is 31 days after the consummation of such change of control, Mr. Molinaro will be entitled to the same severance payments but for an 18 month period following termination, and all unvested shares underlying the Option Grant at the time of termination will become immediately vested upon such termination.  Under the Offer Letter, “cause” is defined to include, without limitation, (i) Mr. Molinaro’s insubordination or failure to apply best efforts to his employment duties; (ii) his conviction of, or plea of nolo contendere to, any felony or crime involving dishonesty, fraud or moral turpitude; (iii) neglect of his employment duties or failure to perform those duties to the satisfaction of our board of directors that is not cured within 30 days of notice thereof; and (iv) his negligent (or worse) misconduct in connection with his duties that violates our code of conduct, code of ethics or other policies.  Mr. Molinaro’s resignation within 60 days of the occurrence of any of the following, without his consent, constitutes “good reason” under the Offer Letter: (i) a material reduction in Mr. Molinaro’s then-current base salary; (ii) a breach of the Offer Letter by us that is not cured within 30 days of notice thereof; or (iii) a material and adverse change in his duties, authority or responsibilities that is not cured within 30 days.

In addition to the compensation and severance arrangements described above, the Offer Letter contains customary provisions relating to confidentiality and non-competition, and provides for the execution of an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which was executed by us and Mr. Molinaro on July 21, 2010.   The Confidentiality Agreement (i) prohibits Mr. Molinaro from divulging to third parties or using our confidential information, whether developed by him or not, without our prior consent; (ii) confirms that all intellectual work products generated by Mr. Molinaro during the term of his employment with us, including, without limitation, writings, processes, drawings and diagrams, are the property of us; and (iii) prohibits Mr. Molinaro from competing against us, including by soliciting our employees or its current or prospective clients, until the one year anniversary of the later of the termination of his employment and the receipt of his last severance payment.

On April 19, 2011, our board of directors approved an annual base salary of $330,000 for Mr. Molinaro, effective retroactively as of April 1, 2011. Additionally, we granted to Mr. Molinaro an option to purchase 250,000 shares of Common Stock under the 2006 Plan, with an exercise price of $1.96, the closing price per share of Common Stock on the date of grant. Mr. Molinaro’s April 19, 2011 option will vest in substantially equal annual installments on each of the first three anniversaries of the date of grant, and will expire on April 18, 2021.

Stanley A. Youtt Employment Agreement

In February 2006, contemporaneously with our acquisition of Ranor, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as Ranor’s chief executive officer for a term of three years ending on February 28, 2009.  In February 2009, we and Mr. Youtt renewed his agreement at the annual rate of $220,000 on terms comparable to the original agreement.  In February 2012, Mr. Youtt’s employment agreement was amended (as amended, the “Letter Agreement”) to reflect his transition to Executive Vice President of Special Projects and CEO Emeritus of Ranor. Pursuant to the Letter Agreement, Mr. Youtt will serve as Ranor’s Executive Vice President of Special Projects effective February 8, 2012 for an initial term of three months; thereafter, the Letter Agreement and the terms of employment set forth therein, will renew automatically for one-month terms until either party notifies the other of its desire to terminate the employment relationship. We and Ranor, on the one hand, and Mr. Youtt, on the other hand, retain the right to terminate the Letter Agreement and the employment relationship at any time, including during the initial three-month term, by providing written notice of such termination to the non-terminating party 30 days in advance of the desired termination date. The Letter Agreement provides that Mr. Youtt will receive the same compensation and benefits as he received in his former capacity, including an annual base salary of $220,000, health insurance, and reimbursement of periodic travel-associated expenses pursuant to Ranor’s normal travel and expense policies.

The Letter Agreement confirms certain payments to Mr. Youtt upon termination, as contemplated by the original employment agreement. Upon termination of his employment for any reason and subject to Mr. Youtt signing a general release, Ranor will pay Mr. Youtt amounts consistent with his then-current annual base salary rate (less any applicable deductions) on a weekly basis commencing with the first payroll cycle following the termination of his employment, in accordance with Ranor’s customary payroll practices.  Ranor will also provide for the continuation of Mr. Youtt’s then-current health and medical benefits for a period of one year after the termination of his employment.

On February 22, 2012, Mr. Youtt provided us with 30 days' advance notice terminating the Letter Agreement as of March 23, 2012.

Richard F. Fitzgerald Employment Agreement

We executed an employment agreement (the “CFO Employment Agreement”) on March 23, 2009, to engage Mr. Fitzgerald for the position of chief financial officer. The terms of the CFO Employment Agreement provide that Mr. Fitzgerald shall report directly to our board of directors and our chief executive officer and his duties include, but are not limited to, directing the preparation of budgets, financial forecasts and strategic planning as well as establishing major economic objectives and policies for us and ensuring compliance with SEC reporting obligations.

Upon his execution of the CFO Employment Agreement, Mr. Fitzgerald received a signing bonus of $25,000.  Pursuant to the CFO Employment Agreement, Mr. Fitzgerald receives an annual base salary of $195,000 and was awarded a one-time grant of options to purchase 150,000 shares of Common Stock, which vest in three equal parts over three years.  The exercise price of the options was equal to the market price as of the grant date.  Mr. Fitzgerald is also eligible for an annual cash performance bonus based upon our financial performance as determined by our board of directors. Mr. Fitzgerald is entitled to participate fully in our employee benefit plans and programs.  Mr. Fitzgerald will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities as chief financial officer.

We may terminate the CFO Employment Agreement at any time without “cause,” as defined therein.  In the event of a termination without cause, we will be required to pay Mr. Fitzgerald an amount equal to one year of his base salary paid in equal installments in accordance with our payroll policies.  We may terminate the CFO Employment Agreement for cause at any time upon seven days written notice, during which period Mr. Fitzgerald may contest his termination before our board of directors

Upon termination of the CFO Employment Agreement, Mr. Fitzgerald will have the obligation not to disclose our confidential information or trade secrets to anyone following termination of the CFO Employment Agreement.  Mr. Fitzgerald is also subject to a covenant not to compete with us for a period of 12 months following termination of the CFO Employment Agreement.

On April 19, 2011, our board of directors approved an annual base salary of $245,000 for Mr. Fitzgerald, effective retroactively as of April 1, 2011. Additionally, we granted to Mr. Fitzgerald an option to purchase 100,000 shares of Common Stock under the 2006 Plan, with an exercise price of $1.96, the closing price per share of Common Stock on the date of grant. Mr. Fitzgerald’s April 19, 2011 option will vest in substantially equal annual installments on each of the first three anniversaries of the date of grant, and will expire on April 18, 2021.

On July 31, 2010, our board of directors approved an annual base salary of $225,000 for Mr. Fitzgerald, effective retroactively as of April 1, 2010.  Additionally, we granted to Mr. Fitzgerald an option to purchase 150,000 shares of Common Stock under our 2006 Plan (the “CFO Option Grant”), with an exercise price of $0.70, the closing price per share of Common Stock on the date of grant.  The CFO Option Grant will vest in substantially equal annual installments on each of the first three anniversaries of the date of grant, and will expire on August 4, 2020.

Robert Francis Employment Agreement

Ranor executed an employment agreement (the “Francis Employment Agreement”) on January 27, 2012, to engage Mr. Francis for the position of President and General Manager of Ranor. The terms of the Francis Employment Agreement provide that Mr. Francis shall report directly to our board of directors and our chief executive officer.

Pursuant to the Francis Employment Agreement, Mr. Francis receives an annual base salary of $230,000 and was awarded a one-time grant of options to purchase 50,000 shares of Common Stock, which vest in three equal parts over three years.  The exercise price of the options was equal to the market price as of the grant date.  Mr. Francis was also granted a relocation stipend of $1,250 per month beginning on February 8, 2012 and ending on August 7, 2013.  Mr. Francis is also eligible for an annual cash performance bonus based upon our financial performance of as determined by our board of directors. Mr. Francis is entitled to participate fully in our employee benefit plans and programs.  Mr. Francis will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities.

We may terminate the Francis Employment Agreement at any time during the six months following a change in control without “cause,” as defined therein.  In the event of a termination without cause upon a change in control, we will be required to pay Mr. Francis an amount equal to six months of his base salary paid in equal installments in accordance with our payroll policies.  If the Francis Employment Agreement is terminated for any reason other than for “cause” or “good reason” following a change in control, Mr. Francis will only be entitled to payment of accrued and unpaid base salary through the date of the cessation of the employment.

Upon termination of the Francis Employment Agreement, Mr. Francis will have the obligation not to disclose our confidential information or trade secrets to anyone following such termination.  Mr. Francis is also subject to a covenant not to compete with us for a period of one year following termination of the Francis Employment Agreement.

2006 Long-Term Incentive Plan

Under our 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), each newly elected independent director receives at the time of his election, a five-year option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value on the date of his or her election. The option vests as to 30,000 shares of Common Stock on the date of grant and 10,000 shares of Common Stock on each of the first and second anniversaries of the grant date. The 2006 Plan also provide for an annual option grant of 10,000 shares of Common Stock to directors beginning on July 1 after the third anniversary of a director’s election to our board of directors.

Of the 3,300,000 shares of Common Stock covered by the 2006 Plan, as of November 16, 2012, there were outstanding options to purchase 2,440,666 shares of Common Stock, which amount included options to purchase 342,500 shares of Common Stock issued to our independent directors and options to purchase 1,655,000 shares of Common Stock issued to our executive officers.

The following table summarizes the equity compensation plans under which our securities may be issued as of March 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,415,666	$1.040	403,840
Equity compensation plan not approved by security holders	100,000	$1.65	N/A

Compensation Policies and Practices and Risk Management

One of the responsibilities of the Compensation Committee is to ensure that our compensation programs are structured so as to discourage inappropriate risk-taking.  We believe that our existing compensation practices and policies for all employees, including executive officers, mitigate against this risk by, among other things, providing a meaningful portion of total compensation in the form of equity incentives.  These equity incentives are awarded with either staggered or cliff vesting over several years, so as to promote long-term rather than short-term financial performance and to encourage employees to focus on sustained stock price appreciation.  In addition, our existing  compensation policies attempt to discourage employees from taking excessive risks to achieve individual performance objectives such as annual cash incentive compensation and long term incentive compensation which are based upon balanced company-wide, business unit and individual performance and base salaries structured so as to be consistent with an employee’s responsibilities and general market practices.  The Compensation Committee is responsible for monitoring our existing compensation practices and policies and investigating applicable enhancements to align our existing practices and policies with avoidance or elimination of risk and the enhancement of long-term stockholder value.

VII. RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

On December 20, 2010, the Company, through its wholly-owned subsidiary, Ranor, purchased the property located in Westminster, MA, pursuant to a Purchase and Sale Agreement, by and among the former owner of the property WM Realty (an entity controlled by one of the Company’s directors), and Ranor. This transaction terminated the relationship between the Company and WM Realty. As such, WM Realty was not included in the Company’s consolidated financial statements after March 31, 2011.

The property included a 125,000 sq. ft. manufacturing facility recently expanded to 145,000 sq. ft. that serves as Ranor’s primary operating location. Pursuant to the Purchase and Sale Agreement, Ranor paid WM Realty $4,275,000 for the property, which price was based on independent, third-party real estate appraisals obtained by the Company. Under the Purchase and Sale Agreement, the parties agreed to share equally in the $91,448 prepayment penalty associated with early termination of the mortgage that encumbered the property and which was paid off in full in connection with the closing under the Purchase and Sale Agreement. In addition, the Purchase and Sale Agreement provided for the early termination of Ranor’s lease of the property from WM Realty, pursuant to which Ranor had been paying annual rent of $450,000. For the year ended March 31, 2011, WM Realty had a net loss of $36,206 and made capital distributions of $1.3 million.

On November 15, 2010, WCMC leased approximately 1,000 sq. ft. of office space from an affiliate of Cleantech Solutions International (“CSI”) to serve as its primary corporate offices in Wuxi, China. The lease has an initial two-year term and rent under the lease with the CSI affiliate is approximately $17,000 on an annual basis. In addition to leasing property from an affiliate of CSI, the Company subcontracts fabrication and machining services from CSI through their manufacturing facility in Wuxi, China and such subcontracted services are overseen by the Company personnel co-located at CSI in Wuxi, China. We view CSI as a related party because a holder of approximately 18% of the fully diluted equity interest of CSI is also the holder of approximately 36% of the fully diluted equity interest of the Company. WCMC is also subcontracting manufacturing services from other Chinese manufacturing companies on comparable terms as those it has with CSI. The Company paid $1.7 million to CSI for materials and manufacturing services in fiscal 2012.

Related Party Transaction Policy

All transactions with related parties are subject to approval by the Audit Committee. As part of its review of related party transactions, the Audit Committee generally seeks to obtain evidence regarding whether the terms of the related party transaction are market-based. The Audit Committee relies on such information, in addition to other transaction-specific factors, in its review and approval of related party transactions.

VIII. PROPOSAL TWO – RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING MARCH 31, 2013

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

The Audit Committee has recommended that the stockholders vote for ratification of the appointment of KPMG as our independent registered public accounting firm. A representative of KPMG is expected to attend the Annual Meeting and with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the Annual Meeting.

Neither our bylaws nor other governing documents or laws require stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of KPMG.

Our board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

IX. AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of our board of directors has:

•	Reviewed and discussed the audited financial statements with management;

•
Discussed with KPMG LLP and Tabriztchi & Co., CPA, P.C., our independent registered public accounting firms, for the fiscal year ended March 31, 2012 and March 31, 2011, respectively, the matters required to be discussed by auditing standards that govern communications with audit committees; and

•
Received the written disclosures and the letter from KPMG LLP and Tabriztchi & Co., CPA, P.C. as required by the Public Company Accounting Oversight Board, and has discussed its independence with KPMG LLP and Tabriztchi & Co., CPA, P.C.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2012.

The Audit Committee
Michael R. Holly, Chairman
Leonard M. Anthony
Philip A. Dur

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

AUDIT FEES

The following is a summary of fees for professional services rendered by KPMG and our former independent registered public accounting firm, Tabriztchi & Co., CPA, P.C. (“Tabriztchi”), for the years ended March 31, 2012 and 2011:

	Year ended March 31,
	2012	2011
Audit fees	$264,000	$91,555
Audit related fees	16,500	7,000
Tax fees	94,000	9,287
All other fees	--	--
Total	$374,500	$107,842

Audit fees.    Audit fees represent fees for professional services performed by KPMG and Tabriztchi for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by KPMG and Tabriztchi that are reasonably related to the performance of the audit or review of our financial statements and not reported under "Audit Fees." These services include services related to the annual audit of our 401(k) savings plan and consultation with respect to financial reporting and accounting standards.

Tax fees. Tax fees represent fees for tax compliance services performed by KPMG and Tabriztchi.  During the year ended March 31, 2012, KPMG and Tabriztchi provided support services related to an IRS audit.

All other fees.    There were no other fees paid to KPMG and Tabriztchi for the year ended March 31, 2012 and March 31, 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All services were pre-approved by the Audit Committee.

X. PROPOSAL THREE - REVERSE STOCK SPLIT

In connection with the meeting of the Company’s stockholders held in 2011 (the “2011 Annual Meeting”), our board of directors recommended, and the stockholders approved, an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at an exchange ratio of no greater than 1-for-2, at any time prior to the one year anniversary of such meeting, the implementation and timing of which was subject to the discretion of our board of directors. According to the terms of the proposal approved at the 2011 Annual Meeting, our board of directors’ authority to implement the amendment to our Certificate of Incorporation and to effectuate the reverse stock split expired on September 15, 2012.

Our board of directors did not implement the amendment to our Certificate of Incorporation as approved by the stockholders prior to the expiration of its authority to do so. Our board of directors is again seeking the authority to implement such an amendment. As such, our board of directors has adopted, declared advisable and is submitting for stockholder approval a similar amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of this Annual Meeting, the implementation and timing of which is subject to the discretion of our board of directors.

By voting in favor of Proposal Three, stockholders will be approving an amendment to our Certificate of Incorporation in order to effect a reverse stock split of our outstanding Common Stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors (the “Reverse Stock Split”). Our board of directors believes that stockholder approval of a range of ratios (as opposed to approval of a specified ratio) provides our board of directors with maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. After the receipt of stockholder approval of this amendment, our board of directors will thereafter have the ability at any time prior to the one year anniversary of the Annual Meeting to unilaterally give effect to this amendment, and thereafter, the amendment will be filed with the Secretary of State of the State of Delaware. Pursuant to the law of our state of incorporation, Delaware, our board of directors must adopt any amendment to our Certificate of Incorporation and submit the amendment to our stockholders for their approval. The affirmative vote of a majority of the outstanding shares of common stock is required to approve Proposal Three. Upon implementation of the reverse stock split, up to two shares of outstanding Common Stock will be automatically converted into one share of Common Stock.

Our board of directors believes that the Reverse Stock Split is an effective means of increasing the per share market price of our Common Stock in order to achieve the minimum per share stock price necessary to qualify for listing on well-recognized stock exchanges, such as Nasdaq. Our board of directors will only effect the Reverse Stock Split in connection with an application to list our Common Stock on a stock exchange.  It will not effect the Reverse Stock Split for any other purpose.

The form of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix A (the “Certificate of Amendment”) and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Our board of directors, in its discretion, may elect to file the Certificate of Amendment upon receipt of stockholder approval if it determines, in its discretion, to proceed with the Reverse Stock Split. In determining whether to effect the Reverse Stock Split following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the aggregate market value of our Common Stock then held by non-affiliates;

•	the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	our ability to satisfy the initial listing requirements of well recognized stock exchanges;

•	our stockholders’ equity at such time;

•	the shares of our Common Stock available for issuance in the future;

•	the nature of our operations; and

•	prevailing general market and economic conditions.

Purposes of the Reverse Stock Split

Reverse stock splits generally cause the stock price per share to rise because there are less outstanding common shares that represent the entire equity of the Company. An increased stock price may encourage investor interest and improve the marketability and liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Our board of directors believes that the anticipated higher market price resulting from the Reverse Stock Split may reduce, to some extent, the negative effects on the liquidity and marketability of our Common Stock inherent in some of the policies and practices of these institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Our board of directors also believes that the Reverse Stock Split is an effective means of increasing the per share market price of our common stock in order to achieve the minimum per share stock price necessary to qualify for listing on well recognized stock exchanges.

Our board of directors would effect the Reverse Stock Split only upon our board of directors’ determination that the Reverse Stock Split would be in our and our stockholders’ best interests following stockholder approval. If our board of directors were to effect the Reverse Stock Split, our board of directors would determine the exact exchange ratio for the Reverse Stock Split (which will be with an exchange ratio no greater than 1-for-2), set the timing for the Reverse Stock Split and file the Certificate of Amendment. No further action on the part of stockholders is required to either implement or abandon the Reverse Stock Split. If our board of directors determines to implement the Reverse Stock Split, we will publicly announce, prior to the effective date of the Reverse Stock Split, additional details regarding the Reverse Stock Split. If our board of directors does not implement the Reverse Stock Split prior to the one year anniversary of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The board of directors reserves its right to elect not to proceed, and to abandon, the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in our best interests.

Potential Risks of the Reverse Stock Split

If our board of directors were to effect the Reverse Stock Split, there can be no assurance that our Common Stock will be listed on any stock exchange. Further, regardless of where our Common Stock is traded, there is no assurance that the trading price of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split.

Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock. The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

Effective Date

The Reverse Stock Split will not be effective until such time that our board of directors elects to implement it. The Reverse Stock Split would become effective at the time specified in the Certificate of Amendment, which we expect to be the date of filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors. If our board of directors does not implement the Reverse Stock Split prior to the one year anniversary of the Annual Meeting, stockholder approval would be required again prior to the implementation of any reverse stock split.

Principal Effects of the Reverse Stock Split

Common Stock

After the effective date of any Reverse Stock Split, each stockholder will own fewer shares of our Common Stock. However, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the Reverse Stock Split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of stockholders of record will not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split, as discussed below.

The Reverse Stock Split is likely to result in some stockholders owning “odd−lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round−lots” of even multiples of 100 shares.

The Reverse Stock Split would not change the number of authorized shares of the Common Stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase. These additional shares of our Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for our Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current arrangements to issue any additional shares of our Common Stock for such purposes.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Our board of directors will only effect the Reverse Stock Split in connection with an application to list our Common Stock on a stock exchange.   Nevertheless, the additional shares of our Common Stock that would become available for issuance if the Reverse Stock Split is effected could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could sell shares of our Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. Our board of directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

Our Common Stock is currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our Common Stock under the Exchange Act in any material way.

Options and Warrants

In addition, all outstanding options and warrants to purchase shares of our Common Stock would be adjusted as a result of the Reverse Stock Split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the Reverse Stock Split. The number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the exchange ratio of the Reverse Stock Split.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share. Instead, we would pay to the stockholder, in cash, the value of any fractional share arising from the Reverse Stock Split. The cash payment would equal the closing sale price per share of our Common Stock as reported on the OTC Bulletin Board on the last trading day preceding the effective date of the Reverse Stock Split multiplied by the number of pre-split shares of our Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares.

If you do not hold sufficient shares of our Common Stock to receive at least one share of Common Stock following the Reverse Stock Split and you want to hold our Common Stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Stock Split is effected:

•
purchase a sufficient number of shares of our Common Stock so that you would hold at least that number of shares of our Common Stock in your account prior to the implementation of the Reverse Stock Split that would entitle you to receive at least one share of our Common Stock on a post-split basis; or

•
if applicable, consolidate your accounts so that you hold at least that number of shares of our Common Stock in one account prior to the Reverse Stock Split that would entitle you to at least one share of our Common Stock on a post-split basis. Shares held in registered form (that is, shares held by you in your own name on our  share register maintained by our transfer agent) and our Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. Also, shares held in registered form, but in separate accounts by the same investor, would not be aggregated when implementing the Reverse Stock Split.

After the Reverse Stock Split, our then-current stockholders would have no further ownership interest in us with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding one pre-split share. Reducing the number of post-split stockholders, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholders

Non-registered stockholders holding our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amount being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of Common Stock as a result of the Reverse Stock Split would occur automatically on the effective date without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares of our Common Stock registered in their accounts.

Stockholders who hold registered shares of our Common Stock in book-entry form do not need to take any action to receive post-Reverse Stock Split shares of our Common Stock in registered book-entry form or the cash payment in lieu of any fractional interest, if applicable. These stockholders will have their pre-Reverse Stock Split shares exchanged automatically and a statement will be mailed to them upon exchange indicating the number of shares owned by such stockholders following the Reverse Stock Split. A check will also be mailed to such stockholders’ registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing this check, such stockholders will warrant that they owned the shares of our Common Stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

If our board of directors decides to effect the Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, which we expect to be the date of filing of the Certificate of Amendment, and which we refer to as the “Effective Date.”

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of our Common Stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, new certificates representing the number of shares of our Common Stock held by such stockholder following the Reverse Stock Split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchanging stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered his or her outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

Accounting Consequences

The par value per share of our Common Stock would remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the Effective Date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock would be reduced proportionally, based on the actual exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The loss per share and net book value per share would be increased because there would be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

In connection with the approval of the Reverse Stock Split, stockholders of the Company will not have a right to dissent and obtain payment for their shares under Delaware law or our Certificate of Incorporation or bylaws.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our board of directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in Proposal Three as a result of their ownership of shares of our Common Stock, as set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” However, we do not believe that our officers or directors have interests in Proposal Three that are different from or greater than those of any other of our stockholders.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material United States federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below) of our Common Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that you hold our Common Stock as a “capital asset” within the meaning of the Code (generally property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or United States federal tax considerations other than income taxation. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	partnerships or other pass-through entities;

•	persons that are not “U.S. holders” (as defined below);

•	dealers in securities or currencies;

•	regulated investment companies or real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT OR THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holder

For purposes of this discussion, a U.S. holder is any beneficial owner of our Common Stock that for United States federal income tax purposes is:

•	citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; and

•
a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

If a partnership holds our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisor.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder generally will not recognize any gain or loss as a result of the Reverse Stock Split. A U.S. holder’s aggregate tax basis in our Common Stock received in the Reverse Stock Split generally will equal such holder’s aggregate tax basis in our Common Stock surrendered in the Reverse Stock Split reduced by any amount allocable to a fractional share of post-Reverse Stock Split Common Stock for which cash is received. The holding period for the shares of our Common Stock received in the Reverse Stock Split generally will include the holding period for the shares of our Common Stock surrendered in the Reverse Stock Split.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of our Common Stock in the Reverse Stock Split generally will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-Reverse Stock Split Common Stock allocable to such fractional shares. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our Common Stock exchanged therefore was greater than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations.

Backup Withholding

Certain U.S. holders may be subject to 28% backup withholding tax on any cash received in the Reverse Stock Split in lieu of a fractional share of our Common Stock. Backup withholding will not apply, however, to a U.S. holder that comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Our board of directors recommends a vote “FOR” Proposal Three to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at an exchange ratio no greater than 1-for-2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of the Annual Meeting, the implementation and timing of which shall be subject to the discretion of our board of directors.

XI. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities.   To our knowledge, during the fiscal year ended March 31, 2012, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis, except for Forms 4 related to the grant of 10,000 options to purchase Common Stock granted on July 1, 2012 to each of Messrs. Holly and Winowski and Forms 4 related to the grant of 250,000 and 100,000 options to purchase Common Stock granted on April 19, 2012 to Mr. Molinaro and Mr. Fitzgerald, respectively. We understand that Forms 4 regarding the transactions will be filed as soon as practicable.

Stockholder Proposals for the 2013 Annual Meeting

Stockholders may nominate director candidates and make proposals to be considered at the 2013 Annual Meeting. In accordance with our bylaws, any stockholder nominations of one or more candidates for election as directors at the 2013 Annual Meeting or any other proposal for consideration at the 2013 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws between September 6, 2013 and October 6, 2013.

In addition to being able to present proposals for consideration at the 2013 Annual Meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2013 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 7, 2013, and the stockholder must otherwise comply with applicable SEC requirements and our bylaws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2013 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2013 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to our Secretary notice of such proposal between September 6, 2013 and October 6, 2013 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our corporate secretary and all notices and nominations referred to above must be sent to our corporate offices at the following address: TechPrecision Corporation, 3477 Corporate Parkway, Suite 140, Center Valley, Pennsylvania 18034, Attention: Corporate Secretary.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Hayden IR to assist with our investor relations and other stockholder communications issues. Hayden IR may assist in the solicitation of proxies but will not receive any additional compensation for these services. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

Appendix A

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
TECHPRECISION CORPORATION

TechPrecision Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. Upon the filing and effectiveness (the “Split Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation, every []* issued and outstanding share[s] of the Corporation’s common stock, par value $0.0001 per share, as of the date and time immediately preceding the Split Effective Time (the “Old Shares”), shall automatically be combined into one (1) validly issued, fully paid and non−assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to the product of (i) the closing sale price per share of the common stock as reported by the Over-the-Counter bulletin board on the last trading day preceding the date of the Split Effective Time (the “Split Effective Date”) by (ii) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests.

SECOND. Each holder of record of a certificate which immediately prior to the Split Effective Date represents Old Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of common stock into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable plus a cash payment in place of the fractional share as described above. From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

THIRD. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

FOURTH. That this amendment was duly authorized by the holders of a majority of the voting stock of the Corporation entitled to vote at a duly authorized meeting of the stockholders of the Corporation. Said amendment was duly adopted in accordance with the provisions of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ___ day of ______, 20___.

TECHPRECISION CORPORATION

By: _____________________________

___________________
* -  Final split ratio, no greater than 1-for-2, to be determined by the Board of Directors pursuant to authority granted by stockholders, as described in the accompanying proxy statement.

A-1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TECHPRECISION CORPORATION

The undersigned appoints each of James S. Molinaro and Richard F. Fitzgerald as proxy, with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of TechPrecision Corporation held of record by the undersigned at the close of business on November 16, 2012 at the Annual Meeting of Stockholders of TechPrecision Corporation to be held on December 5, 2012 at the offices of Pepper Hamilton LLP, located at the New York Times Building, 37th Floor, 620 Eighth Avenue, New York, New York 10018-1405 or at any adjournment thereof.

The Board of Directors of Techprecision Corporation recommends a vote “FOR” each of the directors nominated pursuant to Proposal 1, and “FOR” Proposals 2 and 3:

	For all nominees listed to the left	Withhold Authority to vote (except as marked to the contrary for all nominees listed to the left)
1. Election of Directors	☐	☐
(01) Philip A. Dur
(02) Michael R. Holly
(03) James S. Molinaro
(04) Robert G. Isaman
(05) Andrew A. Levy
(06) Leonard M. Anthony

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

	For	Against	Abstain
2. Approve ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2013.	☐	☐	☐

	For	Against	Abstain
3. Approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of no greater than 1−for−2, such ratio to be determined by our board of directors, at any time prior to the one year anniversary of our 2012 annual meeting of stockholders, the implementation and timing of which shall be subject to the discretion of our board of directors.
	☐	☐	☐

Please date and sign our Proxy on the reverse side and return it promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 5, 2012.

The proxy statement and the annual report to stockholders are available at
http://www.techprecision.com/reports_and_proxy.html

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED.  IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature
Signature	Date	, 2012

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.